EXHIBIT 10.1

VENTAS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made and entered into as of the              day of                      , by and between VENTAS, INC., a Delaware corporation (“Company”), and                     , an employee of the Company (“Employee”).

RECITALS:

A. Company has adopted the 2000 Incentive Compensation Plan (“Plan”) to promote the interests of Company, its subsidiaries (hereinafter the term “Company” includes, where appropriate, all of Company’s subsidiaries, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (“Code”)) and its stockholders by encouraging selected employees of Company, such as Employee, to have an interest in Company’s shares of Common Stock, having a par value of $.25 per share.

B. Company believes that such interest should increase the personal interest and special efforts of Employee in providing for the continued success and progress of Company and should enhance the efforts of Company to attract and retain competent key employees.

AGREEMENT:

NOW, THEREFORE, the parties agree as follows:

1. Issuance of Units. Employee is granted                      Restricted Stock Units (“Units”) under the Plan.

2. Vesting of Units. If Employee has not forfeited any of the Units, one-third of the Units will vest on                     , an additional one-third of the Units will vest on                     , and the balance of the Units will vest on                     . Notwithstanding the foregoing, (A) immediately preceding a Change in Control or (B) in the event of the death or Disability of Employee [or (C) in the event of termination of the Employee’s employment by the Company without Cause or by the Employee with Good Reason (as such terms are defined in the Employee’s employment agreement)], the Units shall automatically vest.

3. Forfeiture of Units. If Employee ceases to be an Employee of the Company for any reason other than death or Disability [or termination of the Employee’s employment by the Company without Cause or by the Employee with Good Reason (as such terms are defined in the Employee’s employment agreement)], all of the Units which have not vested in accordance with Section 2 of this Agreement shall be forfeited and Employee shall have no further rights with respect thereto.

4. Conversion of Units into Shares. Except as otherwise provided by a deferral election pursuant to Section 5 of this Agreement, vested Units shall be converted into Shares and distributed to Employee [on or about [date or period] following the day when unvested Units become vested Units] [the earliest of [date], immediately preceding a Change in Control, or [date or period] following the Employee’s termination of employment].

If, however, the Employee elects to defer payment of Shares as provided in Section 5 of this Agreement, the Shares shall be issued as set forth in the Deferral Election Agreement entered into by the Employee and accepted by the Company.

5. Deferral Election. The Employee may elect to defer delivery of the Shares that would otherwise be due to be paid pursuant to Section 4. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

6. Dividends. The Employee shall be credited with dividend equivalents with respect to Units under this Agreement.

On each dividend or other distribution date with respect to Shares, a cash dollar amount equal to the amount of cash dividends or the fair market value of property other than Shares that would have been paid or distributed on a number of Shares equal to the number of Units held by the Employee as of the close of business on the record date for such dividend or distribution shall be paid in cash to such Employee. If any dividend or distribution with respect to Shares is payable in Shares, the Employee shall be credited with an additional number of Units equal to the product of the number of Units held by such Employee on the record date for such dividend or distribution multiplied by the number of Shares (including fractions thereof) distributable as a dividend or distribution on a Share. Units which are credited to the Employee pursuant to the preceding sentence shall be subject to the same terms and conditions of the Plan, this Agreement and elections applicable with respect to such Units with respect to which they relate.

7. No Rights as Shareholder. Except as set forth in Section 6, Employee shall have with respect to Units no voting or any other rights as a shareholder of the Company. Upon conversion of the Units into Shares, Employee shall have full voting and other rights as a shareholder of the Company.

8. Independent Tax Advice. Employee acknowledges that determining the actual tax consequences to Employee of receiving Units or Shares or deferring or disposing of Units or Shares may be complicated. These tax consequences will depend, in part, on the Employee’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. Employee is aware that Employee should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to Employee of receiving, deferring or disposing of Units or Shares. Prior to executing this Agreement, Employee either has consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Units and Shares in light of the Employee’s specific situation or has had the opportunity to consult with such a tax advisor but chose not to do so.

9. Withholding. Employee agrees to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to this award of Units, including, without limitation, any FICA taxes upon vesting of Units and income taxes upon the receipt of Shares. Notwithstanding the previous sentence, Employee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to Employee any federal, state or local taxes of any kind required by law to be withheld with respect this award of Units, including, without limitation, the receipt of Shares.

10. Restriction on Transfer of Units. Employee shall not Transfer any of the Units except to the extent permitted by the Committee. For the purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfers by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

11. Agreement Does Not Grant Employment Rights. The granting of Shares shall not be construed as granting to Employee any right to employment by the Company. The right of the Company to terminate Employee’s employment at any time, whether by dismissal, discharge, retirement or otherwise, is specifically reserved.

12. General Provisions.

a. Incorporation of Plan. This Agreement is and shall be, in all respects, subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving prior to the execution hereof and the terms of which are incorporated by reference.

b. Captions. The captions and section headings used herein are for convenience only, shall not be deemed a part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

c. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

d. Defined Terms. All capitalized terms not defined herein shall have the same meanings as set forth in the Plan unless a different meaning is plainly required by the context.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

VENTAS, INC.

By:
Title:
NAME